Exhibit 32

Certificate Pursuant to Section 1350 of Chapter 63

Of Title 18 of the United States Code

Each of the undersigned officers of Tootsie Roll Industries, Inc. certifies that (i) the Quarterly Report on Form 10-Q of Tootsie Roll Industries, Inc. for the quarterly period ended September 30, 2024 (the Form 10-Q) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Tootsie Roll Industries, Inc.

Dated:	November 8, 2024	/S/ELLEN R. GORDON
Ellen R. Gordon
Chairman and Chief
Executive Officer

Dated:	November 8, 2024	/S/G. HOWARD EMBER, JR.
G. Howard Ember, Jr.
Vice President Finance and
Chief Financial Officer